Exhibit 99.1

Kaiser Aluminum Corporation Reports
Fourth Quarter and Full Year 2014 Financial Results

Full Year 2014 Financial Results and Business Highlights:

•	Net Sales $1.4 Billion; Value Added Revenue $733 Million

•	Operating Income $138 Million; Adjusted EBITDA $162 Million; EBITDA Margin 22%

•	Record Heat Treat Plate, Automotive Extrusions, and Total Shipments

•	Record Manufacturing Efficiency Facilitated by Completed Capital Investments

•	Significant Impact From Lower Heat Treat Plate Prices

•	~$70 Million Returned to Shareholders Through Quarterly Dividends and Share Repurchases

•	Completion of a New Five-Year Labor Agreement for Trentwood / Newark through 2020

FOOTHILL RANCH, Calif., February 17, 2015 - Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $72 million, or $3.86 earnings per diluted share, for the year ended December 31, 2014 compared to $105 million, or $5.44 earnings per diluted share, for the prior year ended December 31, 2013. Excluding the impact of non-run-rate items, adjusted net income was $63 million, or $3.38 per diluted share, for the full year 2014 compared to the prior year adjusted net income of $70 million, or $3.65 per diluted share.

Value added revenue for the full year 2014 of $733 million was comparable to 2013, as record shipments of heat treat plate and automotive extrusions largely offset the impact of significantly lower heat treat plate prices. Adjusted consolidated EBITDA and adjusted EBITDA margin on value added revenue in 2014 were $162 million and 22%, respectively, compared to $174 million and 24% in 2013. The year-over-year decline in adjusted consolidated EBITDA and adjusted EBITDA margin primarily reflected the impact of lower pricing, particularly for heat treat plate, which was partially offset by record shipment volumes and continued improvement in manufacturing cost efficiency.

Summary Results

“During the year we established new records for heat treat plate, automotive extrusions, and total shipments,” said Jack A. Hockema, President, CEO, and Chairman. “These records were achieved despite the ongoing impact of the supply chain inventory overhang on demand for our aerospace products. Investments at our Spokane (Trentwood), Washington facility, particularly the Phase 5 capacity expansion and completion of the new casting complex, along with the investments made to expand our automotive extrusion platform, were key factors contributing to the record shipments as we continued to realize increased capacity and improved productivity.

“Continued improvement in manufacturing cost efficiency across our platform, particularly at our Trentwood and Kalamazoo, Michigan facilities, established a new level in 2014 from which to derive further benefits in 2015 and beyond. These improvements were offset by the negative impact of significantly lower heat treat plate prices due to competitive pressure on spot prices and lower effective prices on contract business that in prior years reflected penalty payments in lieu of minimum volume requirements.

“In addition to significantly enhancing our operational platform, we remained committed to returning cash to shareholders through quarterly dividends and share repurchases, which totaled approximately $70 million for the year. Further reflecting our continued confidence in the long-term outlook for our business, our Board of Directors recently authorized a 14% increase in our quarterly dividend to $0.40 per share following a 17% dividend increase in 2014.

“Lastly, we are pleased that our strong and positive relationship with the United Steelworkers has been reinforced by an early settlement establishing a new, five-year collective bargaining agreement for our Trentwood and Newark, Ohio facilities that commences October 1, 2015 and will expire in September 2020,” concluded Mr. Hockema.

Fourth Quarter and Full Year 2014 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarter			Full Year
	4Q14	3Q14	4Q13	2014	2013

Shipments (millions of lbs)	141	144	137	589	564

Net Sales	$338	$339	$311	$1,356	$1,298
Less: Hedged Cost of Alloyed Metal	$(161)	$(159)	$(131)	$(624)	$(564)
Value Added Revenue[1]	$178	$180	$181	$733	$734

Realized Price per Pound ($/lb)
Net Sales	$2.40	$2.35	$2.27	$2.30	$2.30
Less: Hedged Cost of Alloyed Metal	$(1.14)	$(1.10)	$(0.95)	$(1.06)	$(1.00)
Value Added Revenue	$1.26	$1.25	$1.32	$1.24	$1.30

Adjusted[1]
Operating Income	$30	$33	$34	$131	$146
EBITDA[2]	$39	$41	$42	$162	$174
EBITDA Margin[3]	21.7%	22.7%	23.0%	22.1%	23.7%
Net Income	$16	$15	$16	$63	$70
EPS, Diluted	$0.85	$0.79	$0.85	$3.38	$3.65

As Reported
Operating Income	$27	$33	$42	$138	$173
Net Income	$16	$16	$27	$72	$105
EPS, Diluted	$0.85	$0.85	$1.44	$3.86	$5.44

1    Adjusted numbers exclude non-run-rate items.
2    Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
3    Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.
*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Fourth Quarter 2014

Value added revenue for the fourth quarter 2014 was down approximately 2% compared to the prior year quarter, as higher shipment volume, particularly for heat treat plate and automotive extrusions, largely offset the impact of significantly lower pricing on heat treat plate. On a sequential basis, value added revenue in the fourth quarter 2014 was down slightly compared to the third quarter as seasonal customer destocking and shipping delays from the West Coast ports resulted in lower overall shipments.

Consolidated operating income excluding the impact of non-run-rate items, adjusted consolidated EBITDA, and EBITDA margin for the fourth quarter were $30 million, $39 million, and 22%, respectively, down from $34 million, $42 million, and 23%, respectively, for the prior year quarter, primarily reflecting lower pricing and higher overhead costs, partially offset by improved manufacturing efficiencies.

On a sequential basis, fourth quarter 2014 adjusted consolidated operating income, adjusted consolidated EBITDA, and EBITDA margin declined slightly compared to the third quarter 2014, primarily as a result of lower overall shipments and the related operating leverage impact.

Cash Flow and Balance Sheet

Cash flow from operations remained strong in 2014. Adjusted consolidated EBITDA funded cash requirements for operations, interest of $26 million, capital spending of approximately $59 million that included completion of the new casting complex at the Company’s Trentwood facility as well as investments to support continued growth in automotive extrusion programs, and a variable cash contribution to the VEBAs (Voluntary Employee Beneficiary Association) of $16 million related to 2013 results. In addition, the Company returned approximately $70 million of cash to shareholders through quarterly dividends and share repurchases. As of December 31, 2014, cash and cash equivalents and short-term investments were $292 million, and the Company had no borrowings under its Revolving Credit Facility.

Based upon 2014 financial results, the Company will make a variable cash contribution of $14 million to the two VEBAs in the first quarter of 2015, of which approximately 85% is payable to the Union VEBA and approximately 15% is payable to the Salaried VEBA. The annual variable contribution to the Union VEBA continues through September 30, 2017.

The Company also intends to repay the 4.5% Cash Convertible Senior Notes at maturity on April 1, 2015 with $175 million of cash and proceeds from the settlement of its option assets that hedge the convertible notes.

2015 Outlook

“Overall, we anticipate strong year-over-year growth in shipments and value added revenue, driven primarily by aerospace/high-strength and automotive extrusions combined with improving demand for general engineering products. Adjusted EBITDA and EBITDA margin improvement are expected to be driven by strong sales, increasing operating leverage, and further gains in manufacturing cost efficiency,” said Mr. Hockema.

“Aerospace and high strength applications continue to experience a slow but steady abatement of the supply chain inventory overhang that has dampened demand for our products serving these applications. We expect the inventory overhang to continue to abate at a steady pace throughout the year. Combined with higher airframe build rates, we anticipate continued growth in our shipment volume. While competitive pricing pressure on spot transactions should subside, we do not anticipate significant price appreciation.

“We expect our automotive extrusions will continue to build on the 2014 step-change in value added revenue growth as we launch and ramp up new programs, including production for the new aluminum-intensive Ford F-150 truck. In addition, we will be transitioning production of extrusions for anti-lock braking systems from our London, Ontario facility to our Kalamazoo facility during the first quarter 2015. This initiative will free up capacity at London to launch new programs and to more effectively utilize the exceptional capability of our extrusion press lines at Kalamazoo.

“We are optimistic about 2015 as we expect growing demand and increased production capacity will drive another year of record shipments. We also anticipate another record year for manufacturing efficiency as we continue to capitalize on recent investments in Trentwood's Phase 5 capacity expansion and new casting complex and derive further benefits from our Kalamazoo extrusion facility,” concluded Mr. Hockema.

Five-Year Outlook

“We remain very optimistic about our prospects for further earnings growth over the next five years, driven primarily by continued sales growth and improving manufacturing efficiencies,” stated Mr. Hockema.

“Demand is strengthening for our general engineering and industrial applications, and our aerospace and automotive-served markets have strong secular growth trends expected to extend well beyond the next five years. Overall, we expect our served markets, which include aerospace, automotive, and general engineering and industrial applications, to grow at a compound annual growth rate of ~4% over the next five years, and we expect Kaiser's growth to equal or exceed that growth rate.

“Our production capacity and manufacturing efficiencies will continue to benefit from investments we have made as well as from planned future investments. We expect to make approximately $50 million to $75 million per year in capital investments over the next five years as we implement our long-term vision, with an emphasis on capacity expansion for automotive extrusions and heat treat plate, continuous improvement initiatives focused on manufacturing efficiencies and product quality, and sustaining investments of ~70% of depreciation to maintain peak operating conditions for our manufacturing platform.

“In addition to our capital deployment priority to grow organically, we will continue to evaluate complementary inorganic growth opportunities to create additional value for our shareholders, and we will continue to emphasize returning excess cash to shareholders through quarterly dividends and share repurchases,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Wednesday, February 18, 2015, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2014 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 428-9490, and accessed internationally at (719) 325-2308. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the Company’s inability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments, as well as its ability to participate in anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates; (b) increases in the Company’s costs, including the cost of energy, raw materials and freight costs, which it is unable to pass through to its customers; (c) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (d) the Company's ability to lower energy costs, realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (e) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (f) unfavorable changes in laws or regulations that impact the Company’s operations and results; (g) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; and (h) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2014. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations Contact:                    Public Relations Contact:
Melinda C. Ellsworth                         Dave Quast
Kaiser Aluminum Corporation                    FTI Consulting
(949) 614-1757                             (213) 452-6348

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)
	(In millions of dollars, except share and per share amounts)
Net sales	$338.0	$311.3	$1,356.1	$1,297.5
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	278.7	254.3	1,117.5	1,038.9
Unrealized losses (gains) on derivative instruments	10.4	(4.1)	10.4	(0.7)
Depreciation and amortization	8.0	7.2	31.1	28.1
Selling, administrative, research and development, and general:
Selling, administrative, research and development, and general	20.1	17.9	81.4	80.4
Net periodic pension benefit income relating to VEBAs	(6.0)	(5.6)	(23.7)	(22.5)
Total selling, administrative, research and development, and general	14.1	12.3	57.7	57.9
Other operating charges, net	—	—	1.5	—
Total costs and expenses	311.2	269.7	1,218.2	1,124.2
Operating income	26.8	41.6	137.9	173.3
Other (expense) income:
Interest expense	(9.8)	(8.6)	(37.5)	(35.7)
Other income, net	0.8	2.5	6.7	5.6
Income before income taxes	17.8	35.5	107.1	143.2
Income tax provision	(2.2)	(8.2)	(35.3)	(38.4)
Net income	$15.6	$27.3	$71.8	$104.8

Net income per common share:
Basic	$0.88	$1.48	$4.02	$5.56
Diluted[2]	$0.85	$1.44	$3.86	$5.44
Weighted-average number of common shares outstanding (in thousands):
Basic	17,601	18,347	17,818	18,827
Diluted[2]	18,376	18,926	18,593	19,246

[1]	Please refer to the Company's Form 10-K for the year ended December 31, 2014, for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	December 31, 2014	December 31, 2013
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$177.7	$169.5
Short-term investments	114.0	129.5
Receivables:
Trade receivables — net	129.3	119.8
Other	10.9	13.4
Inventories	214.7	214.4
Prepaid expenses and other current assets	178.6	44.2
Total current assets	825.2	690.8
Property, plant and equipment — net	454.9	429.3
Net asset of VEBAs	340.1	406.0
Deferred tax assets — net (including deferred tax liability relating to the VEBAs of $120.6 at December 31, 2014 and $152.4 at December 31, 2013)	30.9	69.1
Intangible assets — net	32.1	33.7
Goodwill	37.2	37.2
Other assets	23.3	104.8
Total	$1,743.7	$1,770.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81.4	$62.9
Accrued salaries, wages and related expenses	39.6	42.7
Other accrued liabilities	132.8	44.8
Current portion of long-term debt	172.5	—
Short-term capital leases	0.1	0.2
Total current liabilities	426.4	150.6
Net liability of VEBA	17.2	—
Deferred tax liabilities	0.9	1.2
Long-term liabilities	58.3	146.4
Long-term debt	225.0	388.5
Total liabilities	727.8	686.7
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2014 and December 31, 2013; no shares were issued and outstanding at December 31, 2014 and December 31, 2013	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2014 and December 31, 2013; 21,197,164 shares issued and 17,607,251 shares outstanding at December 31, 2014; 21,103,700 shares issued and 18,147,017 shares outstanding at December 31, 2013	0.2	0.2
Additional paid in capital	1,028.5	1,023.1
Retained earnings	280.4	233.8
Treasury stock, at cost, 3,589,913 shares at December 31, 2014 and 2,956,683 shares at December 31, 2013	(197.1)	(152.2)
Accumulated other comprehensive loss	(96.1)	(20.7)
Total stockholders’ equity	1,015.9	1,084.2
Total	$1,743.7	$1,770.9

1     Please refer to Form 10-K for the year ended December 31, 2014 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarter Ended		Year Ended
	December 31		December 31
	2014	2013	2014	2013

GAAP operating income	$26.8	$41.6	$137.9	$173.3
Mark-to-market (gains) losses	10.4	(4.1)	10.4	(0.7)
Other operating NRR income items[1,2]	(6.8)	(3.1)	(17.4)	(26.7)
Operating income, excluding operating NRR items	30.4	34.4	130.9	145.9
Depreciation and Amortization	8.0	7.2	31.1	28.1
Adjusted EBITDA[3]	$38.5	$41.6	$162.0	$174.0

GAAP net income	$15.6	$27.3	$71.8	$104.8
Operating NRR Items	3.6	(7.2)	(7.0)	(27.4)
Non-Operating NRR Items[4]	—	(2.1)	(3.6)	(3.8)
Tax impact of above NRR Items	(1.3)	3.5	4.0	11.8
NRR tax benefit	(2.4)	(5.4)	(2.4)	(15.1)
Adjusted net income	$15.5	$16.1	$62.8	$70.3

GAAP earnings per diluted share[5]	$0.85	$1.44	$3.86	$5.44
Adjusted earnings per diluted share[5]	$0.85	$0.85	$3.38	$3.65

1    Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit income related to the VEBAs, adjustments to plant-level LIFO, environmental expenses, and workers' compensation benefit/cost due to discounting.

2    NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

3    Adjusted EBITDA equals operating income excluding operating non-run-rate items, plus depreciation and amortization.

4    Non-Operating NRR Items do not contribute to Reported Operating Income and represent the mark-to-market of convertible bond related financial derivatives.

5    Diluted shares for EPS calculated using treasury method.

Totals may not sum due to rounding.